Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Adam Weiner / Joel Steinhaus

Kekst and Company

212-521-4800

U.S. ENERGY SYSTEMS REPORTS BOARD APPOINTMENTS AND PROVIDES

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Avon, Connecticut, January 22, 2008—U.S. Energy Systems, Inc. (Pink Sheets: USEY) today reported that its Board of Directors has elected Bernard J. Zahren, Joseph P. Reynolds and Richard J. Augustine as Directors, and that Robert A. Schneider has resigned from the Board.

Mr. Zahren, who will serve as Chairman of the Board’s Audit Committee, has been the Chief Executive Officer of Zahren Financial Company, LLC (“Zahren Financial”), a consulting company in energy and related fields, since 2002. From 2002 to 2005 he also had a controlling interest in Domani, LLC, an international consulting company focused on business initiatives in the carbon management, climate change and renewable energy sectors. Mr. Zahren served as Chief Executive Officer of USEY and as a Director from May 2001 to July 2002. Prior to his service with USEY, Mr. Zahren was the founder and Chief Executive Officer of Zahren Alternative Power Corporation (“Zapco”), which was sold to USEY in 2001 and renamed US Energy Biogas Corp. Mr. Zahren has extensive experience in managing USEB’s and its predecessor’s operations and development activities in alternative energy and cogeneration projects. Mr. Zahren received a B.A. degree from the University of Notre Dame and an M.B.A. from the University of Pittsburgh.

Mr. Reynolds has served as the Chief Executive Officer of USEY and of its subsidiary, UK Energy Systems Limited, since 2007. He has over 30 years of experience in the energy industry, has held operations and management positions with Occidental Petroleum, Tenneco Gas/El Paso, Enron and Unocal. During his career in the energy sector, Mr. Reynolds has developed and managed international midstream and downstream oil and gas facilities, as well as LNG, chemical, and power generation projects, including renewable energy projects. He has been responsible for overseeing the development, financing and management of greenfield facilities and acquisitions, and the development of new technology, including heavy oil extraction, shale oil, ethanol and biomass. He holds an M.B.A. from Durham University UK and a B.S. from the University of Alabama in petroleum/chemical processing. He is a registered professional engineer in Europe, a Chartered Chemical Engineer and a Chartered Scientist in the UK.

Mr. Augustine is Vice President, Chief Accounting Officer and Secretary of USEY and Chief Executive Officer of its subsidiary, U.S. Energy Biogas Corp. He has served as an officer of U.S. Energy Biogas Corp. and its corporate predecessor, Zapco, since 1996. During this period he has been closely involved in accounting, treasury, finance and reporting functions at U.S. Energy Biogas Corp. Prior to his involvement with USEY,

U.S. Energy Biogas and Zapco, Mr. Augustine served as Vice President of Finance and Administration at Richard Roberts Group, a real estate syndicator. Mr. Augustine graduated from the College of the Holy Cross with a B.A. in Economics and Accounting and from the University of Connecticut with an M.B.A. in Finance.

Mr. Schneider tendered his resignation on January 20, 2008, and the new Directors were elected on January 21, 2008.

Special Meeting of Stockholders

USEY also reported that it has mailed to stockholders a Notice of Special Meeting of Stockholders to be held on Tuesday, January 29, 2008 (the “Special Meeting Notice”) and made the Special Meeting Notice generally available to investors by filing it with the SEC as an exhibit to a Form 8-K report.

The Board of Directors has fixed the close of business on January 18, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

The special meeting’s purpose, location, and instructions for stockholders on voting procedures are described in the Special Meeting Notice.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production. Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: the Company’s ability to effect a successful restructuring or recapitalization in Chapter 11 bankruptcy proceedings; the Company’s ability to continue as a going concern; the Company’s ability to fund and complete ongoing projects, including the expansion of the Company’s UK assets, in a timely manner; the final results of the updated reserve reports and 3D seismic study of the Company’s gas reserves structures; the Company’s ability to develop a commercially viable revised business plan for the UK assets and the business as a whole; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on the Company’s capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; changes in UK or U.S. federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and the ability to comply with environmental laws and regulations and to obtain necessary permits; and other risks detailed from time to time in USEY’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Current Reports on Form 8-K dated June 25, 2007, August 31, 2007, October 1, 2007, October 9, 2007, and October 16, 2007, January 9, 2008, and January 19, 2008. The Company does not undertake to update any of the information set forth in this press release.

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